Exhibit 10.21

Comerica Bank

December __, 2017

Northern Power Systems, Inc.

Attention: Ciel Caldwell

29 Pitman Road

Barre, Vermont 05641

Re:	$2,500,000 Working Capital Transaction Specific Revolving Credit Facility (the “Export Revolving Loan”) Guaranteed by the Export-Import Bank of the United States (“Ex-Im Bank”)

Dear Ms. Caldwell:

This Letter Agreement shall constitute the agreement between Comerica Bank (“Lender”) and Northern Power Systems, Inc. (“Borrower”) with respect to the Export Revolving Loan described above in the maximum amount of $2,500,000 (the “Maximum Amount”), and shall become effective upon the execution and delivery to Lender (in form satisfactory to Lender) of this Letter Agreement and each of the other documents, listed on the Closing Checklist attached hereto as Exhibit “A” (such documents, together with each other document, instrument and agreement previously, contemporaneously; or subsequently delivered pursuant hereto called the “Documents”), and the satisfaction of all other requirements set forth on the Closing Checklist.

So long as the Export Revolving Loan or any part thereof shall remain outstanding:

(a)	Subject to the terms and conditions of this letter agreement, Lender agrees to make loans to Borrower on a revolving basis in such amount as Borrower shall request at any time until the Maturity Date (as defined in the Master Revolving Note dated as of June 30, 2014 in the original principal amount of $6,000,000 made by Borrower to Lender, as it may be amended from time to time (the “Note”)) up to the Maximum Amount.

(b)	Liabilities may additionally be incurred by Borrower hereunder (and the availability of the Maximum Amount may be utilized) by the issuance by Bank (at requests of Borrower and upon letter of credit applications and agreements delivered by Borrower to Bank) of letters of credit (‘L/C’), upon such terms as Borrower and Bank may hereafter separately agree with respect to such L/C’s, provided however, that the aggregate amount of L/C’s outstanding shall not exceed the Maximum Amount. At no time shall the aggregate advances requested by Borrower and outstanding under the Export Revolving Loan exceed the lesser of the Maximum Amount or the Export-Related Borrowing Base, less any L/C’s issued by Bank at the request of Borrower. Each L/C (including any renewal thereof) shall expire not later than twelve (12) months after the date of issuance thereof. If any L/C’s extend beyond the Maturity Date (as defined in the Note), then, effective as of the Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn L/C’s; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrower shall immediately deposit such additional funds as are necessary to fully secure such obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other person to pay or otherwise transfer any part of such balances for so long as the L/C’s are outstanding or continue. In connection with the L/C’s, Borrower shall pay to Bank standard documentation, administration, payment and cancellation charges assessed by Bank, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Bank in effect from time to time, including a per annum letter of credit fee with respect to the undrawn amount of each L/C issued pursuant hereto (based on the amount of each L/C) in an amount determined by the Bank.

(c)	Borrower shall provide or cause to be provided to Lender such financial statements and tax returns of Borrower as are described in Section 11 of the Loan Authorization Notice dated as of even date herewith by Lender and the Export-Import Bank of the United States (the “Loan Authorization Notice”). In addition, Borrower shall provide Lender all the financial statements required pursuant to the Loan and Security Agreement mentioned in Section (f) below on the dates set forth in the Loan and Security Agreement, even if such timing for delivery conflicts with due dates provided in the Loan Authorization Notice, together with all budgets, projections, or other financial exhibits that the Lender may reasonably request, or that may be required by Ex-Im Bank from time to time. Bank agrees and acknowledges that the financial statements of the Borrower will be included in the consolidated financial statements of Northern Power Systems Corp.

(d)	Within 5 business days after the last day of each calendar month or earlier when and as required by Section 2.04 of the Borrower Agreement of even date herewith (the “Borrower Agreement”), Borrower shall provide Lender the Export-Related Borrowing Base Certificate (as defined in the Borrower Agreement) and reports detailing agings of Borrower’s accounts receivable and accounts payable and a schedule of Inventory bound for export, each report to be in form satisfactory to Lender.

(e)	Borrower shall comply with all covenants set forth in the Documents, including, but not limited to, the Borrower Agreement and the Loan Authorization Notice, and shall cooperate with Lender in all audits, reviews, and inspections required to be performed by Lender under any agreement between Lender and Ex-Im Bank.

(f)	So long as any indebtedness or commitment is outstanding under the Export Revolving Loan and/or the Documents, all conditions, representations, warranties, covenants and other provisions of the loan documents set forth in that certain Amended and Restated Loan and Security Agreement dated December 31, 2013, as amended from time to time, between Borrower and Lender (the “Loan and Security Agreement”), and each other agreement, document and instrument executed in connection therewith, along with any amendment, replacement or renewal evidence thereof (collectively, the “Other Loan Documents”), are hereby incorporated into this Letter Agreement and shall apply mutatis mutandis to Borrower. As incorporated and made applicable herein, such conditions, representations, warranties, covenants and other provisions of the Other Loan Documents shall survive any termination or cancellation of indebtedness evidenced thereby and so shall continue to apply to Borrower as set forth therein in spite of any such termination or cancellation, until such time as the Export Revolving Loan has been irrevocably paid in full. Any failure by Borrower to satisfy or comply with (or cause any other person or entity to satisfy or comply with) such conditions, representations, warranties, or other provisions of the Other Loan Documents shall constitute a default hereunder and under the Documents.

(g)	Borrower shall pay to Lender (i) a facility fee in an amount equal to 1.75% (the “Annual Facility Fee”) of the Maximum Amount in connection with the Export Revolving Loan; provided that the Annual Facility Fee due as of the date of this Letter shall be for the 18 month period commencing January 1, 2017 and ending June 30, 2019, and (ii) all of Lender’s costs and expenses incurred in connection with the negotiation, preparation and closing of the Export Revolving Loan and in administering and/or enforcing any of Lender’s rights and remedies with respect to the loans, including without limitation Lender’s attorneys’ fees and expenses. In addition, Borrower shall pay to Bank an unused commitment fee (the “Unused Fee”) in an amount equal to the product of (i) 0.25% multiplied by (ii) the difference between (1) the Maximum Amount and (2) the average aggregate outstanding principal balance of all advances under the Export Revolving Loans during the applicable quarter plus the average aggregate outstanding face amount of all L/C’s during the applicable quarter. Such Unused Fee shall not be refundable under any circumstance and shall be computed and shall be payable quarterly in arrears within 5 days of the last day of each such quarter and on the Maturity Date (as defined in the Note) for the periods ending on such date.

(h)	Borrower acknowledges and agrees that it is bound by the terms of the Loan Authorization Notice.

(i)	Notwithstanding anything to the contrary in the Borrower Agreement, the Borrower Agreement and the Loan Authorization Notice shall be amended as provided in the Ex-Im Waiver Letter (defined below) to be delivered by Ex-Im Bank in connection herewith.

(j)	The Export Revolving Loan shall be cross-defaulted and cross-collateralized with any and all other agreements, loans or indebtedness from Lender to Borrower and the loan documentation related thereto, including but not limited to the Loan and Security Agreement.

(k)	Notwithstanding anything to the contrary in the Borrower Agreement, including, but not limited to Section 1.01:

(i)       The Advance Rate shall be no greater than (a) 90% with respect to Eligible Export-Related Accounts Receivable; and (b) 70% with respect to Eligible Export-Related Inventory; provided that the preceding shall be in all respects subject to the waiver letter from Ex-Im Bank dated November 28, 2017 (“Ex-Im Waiver Letter”), pertaining to Eligible Export-Related Accounts Receivable payable in Euros or Pounds (collectively, “Approved Foreign Currency”); provided that notwithstanding anything to the contrary in the Ex-Im Waiver Letter, the advance rate for Eligible Export-Related Accounts Receivable payable in Approved Foreign Currency that are hedged against foreign currency exchange risks shall not exceed 90%, and the advance rate for Eligible Export-Related Accounts Receivable payable in Approved Foreign Currency that are not hedged against foreign currency exchange risks shall not exceed seventy percent (70%).

(ii)       Eligible Export-Related Accounts Receivable shall not include any Account Receivable (a) that is not paid within 60 days of its original invoice due date; (b) with credit balances over 180 days past the date of the invoice; (c) which are foreign government accounts, unless backed by an assignment of claims reasonably satisfactory to Lender; (d) which are contra accounts or inter-company accounts; (e) of a Buyer for whom 50% or more of the Accounts Receivable of such Buyer are due and payable more than 150 days from the date of the invoice (the “Cross Aging Limitation”); or (f) when combined with all other Accounts Receivable owing by any one Buyer, including its subsidiaries and affiliates, represents more than 50% of all Accounts Receivable.

(iii)       Eligible Export-Related Inventory may include Inventory where Buyers have made deposits for such Inventory to Borrower prior to shipment so long as such deposits are not subject to any offsets, deductions, defenses, disputes, or counterclaims and are not otherwise backed by a letter of credit.

(iv)       There shall be deducted from the Export-Related Borrowing Base an amount equal to (x) twenty five percent (25%) of the undrawn amount of outstanding Commercial Letters of Credit and Standby Letters of Credit and (y) one hundred percent (100%) of the undrawn amount of outstanding Warranty Letters of Credit less the amount of cash collateral held by Bank to secure Warranty Letters of Credit.

(l)	Notwithstanding anything to the contrary in the Master Guarantee Agreement, the portion of the Credit Accommodations to Borrower supporting Warranty Letters of Credit shall not exceed any limitation applicable thereto set forth in the Ex-Im Waiver Letter.

(m)	Capitalized terms used herein and not defined to the contrary have the meanings given them in the Borrower Agreement.

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Please review this letter agreement and the Documents. You may accept the terms of this Letter Agreement by returning executed originals of this letter and the Documents to me.

EXHIBIT “A”

CLOSING CHECKLIST

[See Document No. 30,236,900]

Exhibit A-1